As filed with the Securities and Exchange Commission on October 3, 1997


                                            Registration Statement No. 333-32565

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 ---------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         BERKSHIRE REALTY COMPANY, INC.
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                                               04-3086485
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                               470 Atlantic Avenue
                           Boston, Massachusetts 02210
               (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                               Scott D. Spelfogel
                         Berkshire Realty Company, Inc.
                               470 Atlantic Avenue
                           Boston, Massachusetts 02210
                                 (617) 423-2233
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:
                            Alexander J. Jordan, Jr.
                                 Peabody & Brown
                               101 Federal Street
                        Boston, Massachusetts 02110-1832
                                 (617) 345-1103

--------------------------------------------------------------------------------

       Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X].

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                          Proposed             Proposed
   Title of Each Class of                                  Maximum              Maximum              Amount of
         Securities                Amount to be        Offering Price          Aggregate           Registration
      to be Registered             Registered(1)         Per Unit(3)        Offering Price              Fee
----------------------------------------------------------------------------------------------------------------
Debt Securities (1)(2).......

Preferred Stock, $.01 par
value (1)(4).................

Common Stock, $.01 par value       $400,000,000            N.A.(7)           $400,000,000          $121,212 (8)
(1)(5).......................

Securities Warrants(1)(6)....
================================================================================================================

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $400,000,000 or, if any Debt Securities are issued with original issue discount, such greater amount as shall result in an aggregate offering price of $400,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) Subject to Footnote (1), there is being registered hereunder an indeterminate principal amount of Debt Securities.

(3) The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(4) Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Preferred Stock (par value $.01 per share) as may be sold, from time to time, by the Registrant. There is also being registered hereunder an indeterminate number of shares of Preferred Stock as shall be issuable upon conversion of Debt Securities or exercise of Securities Warrants registered hereby.

(5) Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Common Stock (par value $.01 per share) as may be sold, from time to time, by the Registrant. There is also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion of shares of Preferred Stock or Debt Securities or exercise of Securities Warrants registered hereby.

(6) Subject to Footnote (1), there is being registered hereunder an indeterminate number of Debt Securities Warrants, Preferred Stock Warrants and Common Stock Warrants representing rights to purchase Debt Securities, Preferred Stock and Common Stock, respectively, registered pursuant to this Registration Statement.

(7)  Omitted pursuant to General Instruction II.D of Form S-3.

(8) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED WITHOUT THE DELIVERY OF A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED OCTOBER 3, 1997

PROSPECTUS

                         BERKSHIRE REALTY COMPANY, INC.

                                  $400,000,000

     DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK AND SECURITIES WARRANTS

         Berkshire Realty Company, Inc. (the "Company"), may from time to time offer and sell in one or more series (i) its unsecured debt securities (the "Debt Securities"); (ii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock"); (iii) shares of its common stock, par value $.01 per share ("Common Stock"); or (iv) warrants to purchase Debt Securities (the "Debt Securities Warrants"), warrants to purchase Preferred Stock (the "Preferred Stock Warrants") and warrants to purchase Common Stock (the "Common Stock Warrants") (the Debt Securities Warrants, Preferred Stock Warrants and Common Stock Warrants, collectively, the "Securities Warrants") with an aggregate public offering price of up to $400,000,000. The Debt Securities, Preferred Stock, Common Stock and Securities Warrants offered pursuant hereto (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts and at prices and terms to be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). The aggregate public offering price and terms of the Offered Securities will be determined by market conditions at the time such securities are offered. Unless otherwise specified in a Prospectus Supplement, the proceeds from the sale of the Offered Securities will be received by the Company and used for general corporate purposes.

         The applicable Prospectus Supplement shall set forth (i) with respect to Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, any sinking fund provisions and any conversion provisions; (ii) with respect to Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and all other specific terms of the Preferred Stock; (iii) with respect to Common Stock, the specific number of shares and issuance price per share; and (iv) with respect to Securities Warrants, the duration, offering price, exercise price and detachability. The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

         The Offered Securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time or by the Company, directly or through agents. Certain terms of any offering and sale of Offered Securities, including, where applicable, the names of the underwriters, dealers or agents, if any, the principal amount or number of shares or Securities Warrants to be purchased, the purchase price of the Offered Securities, any applicable commissions, discounts and other compensation to underwriters, dealers and agents, and the proceeds to the Company from such sale, will be set forth in, or calculable from information contained in, a Prospectus Supplement. See PLAN OF DISTRIBUTION.

         The Common Stock is listed on the New York Stock Exchange under the symbol BRI. Subject to certain exceptions, if a person shall become the owner of shares of capital stock of the

Company in excess of 9.8% of the then outstanding capital stock, such excess shares shall be subject to certain restrictions with respect to voting rights, dividends and distributions and transfer. See DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY - Restrictions on the Ownership and Transfer of Excess Shares.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

               The date of this Prospectus is __________ __, 1997

         IN CONNECTION WITH AN OFFERING, THE UNDERWRITERS OF SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus or any Prospectus Supplement in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Offered Securities in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, in any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and are also available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, NY 10048 and at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Common Stock of the Company is listed on the New York Stock Exchange, and similar information concerning the Company can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, DC 20549, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Offered Securities. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Company and the Offered Securities, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission at its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission (File No. 1-10660) are incorporated herein by reference:

         (a) Annual Report on Form 10-K for the year ended December 31, 1996 and amendment to such Annual Report on Form 10-K/A;

         (b) Quarterly Reports on Form 10-Q for the three- and six-month periods ended March 31 and June 30, 1997, respectively, and respective amendments to such Quarterly Reports on Form 10-Q/A; and

         (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed November 19, 1990 pursuant to the Exchange Act.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Offered Securities offered hereby have been sold or which deregisters all Offered Securities then remaining unsold shall be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Request for such copies should be directed to: Berkshire Realty Company, Inc., 470 Atlantic Avenue, Boston, Massachusetts 02210, Attention: Marianne Pritchard, Senior Vice President and Chief Financial Officer, telephone (888) 867-0100.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed descriptions and the financial information and statements appearing elsewhere and incorporated in this Prospectus. As used herein, the term "Company" includes Berkshire Realty Company, Inc., and those entities owned or controlled thereby, including BRI OP Limited Partnership (the "Operating Partnership"), of which Berkshire Realty Company, Inc., is the Special Limited Partner and its wholly owned "qualified REIT subsidiary" is the general partner (the "General Partner"), and several additional wholly owned subsidiaries that are also "qualified REIT subsidiaries" for federal tax purposes. Where used herein, the term "Funds from Operations" ("FFO") shall mean net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, which definition has been adopted by the National Association of Real Estate Investment Trusts ("NAREIT").


                                   THE COMPANY

General

         The Company, a Delaware corporation, is a self-administered and self-managed equity real estate investment trust ("REIT") which specializes in the ownership and operation of apartment communities. As of June 30, 1997, the Company had investments in 44 properties in 8 states consisting of 40 apartment communities having in the aggregate 13,341 units and 4 retail centers with a total of 851,000 square feet of leasable space. One retail center is owned through a joint venture with an affiliate of the Company. In addition, the Company owns a mortgage loan collateralized by a multifamily apartment complex located in Florida, a 296-unit development project located in Durham, North Carolina, and three parcels of land for future development, two of which are in Greenville, South Carolina, and one in Dallas, Texas. (The properties owned by the Company are referred to herein as the "Properties.")

         The Company's principal executive offices are located at 470 Atlantic Avenue, Boston, Massachusetts 02210 and its telephone number is (888) 867-0100.

The Operating Subsidiaries of the Company

         The operations of the Company are conducted primarily through the Operating Partnership and subsidiary corporations and limited partnerships (the "Operating Subsidiaries"), so that, among other things, the Company is able to comply with certain technical and complex requirements under the federal tax law relating to the assets and income that a REIT may hold or earn.

         The Company currently holds 80.56% of the partnership interests in the Operating Partnership in its capacity as a Special Limited Partner and through its ownership of the General Partner. The remaining 19.44% of the partnership interests in the Operating Partnership are owned by affiliated and unaffiliated third parties who own units of limited partnership interest in the Operating Partnership ("Units"). Units are redeemable on a one-for-one basis for shares of Common Stock or, at the Company's election, for cash, and holders of Units generally receive distributions per Unit equal to the dividend per share paid in respect of the Common Stock. The Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement") provides for a special allocation of net income or loss of the Operating Partnership to holders of Units to provide such holders with the economic effect of net income or losses realized in respect of all Properties on a consolidated basis.

Tax Status of the Company

         The Company first elected to be taxed as a REIT for federal income tax purposes for its taxable year ended December 31, 1991, and expects to continue to elect such status. Although the Company believes that it was organized and has been operating in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), no assurance can be given that the Company will continue to qualify as a REIT. Qualification as a REIT involves application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. If in any taxable year the Company should fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders for computing taxable income and would be subject to federal taxation at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the Company's ability to make distributions to its shareholders would be adversely affected. See FEDERAL INCOME TAX CONSIDERATIONS and DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY - Restrictions on the Ownership and Transfer of Excess Shares.


                           PRICE AND DIVIDEND HISTORY

         The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol BRI. The high and low prices of the Company's Common Stock on the NYSE for the quarters indicated and the dividends declared for such Common Stock are:

                                                             Dividends
Quarter                     High             Low               Paid

1994:
First Quarter               $12.38           $10.63           $.215
Second Quarter               11.25            10.25            .215
Third Quarter                10.63             9.88            .215
Fourth Quarter               10.00             8.75            .215
                                                              -----
                                                              $.860
1995:
First Quarter               $10.00            $9.00           $.215
Second Quarter               10.00             9.25            .225
Third Quarter                10.38             9.50            .225
Fourth Quarter               10.00             9.25            .225
                                                              -----
                                                              $.890
1996:
First Quarter               $10.38            $9.75           $.225
Second Quarter               11.00             9.88            .225
Third Quarter                11.00             9.63            .225
Fourth Quarter               10.25             9.38            .225
                                                              -----
                                                              $.900
1997:
First Quarter               $11.75           $10.00           $.225
Second Quarter               11.25            10.50            .225
Third Quarter                12.38            10.63            .2325
                                                              ------
                                                              $.6825
                                                              ======

         On September 26, 1997, the last reported sale price of the Common Stock on the NYSE was $12.25 per share. On September 26, 1997, the Company had approximately 26,315 shareholders.

         The Company's Common Stock warrants are traded on the NYSE under the symbol "BRI/WS." Three million warrants were admitted to trading on September 7, 1994.

The high and low prices of the Company warrants based on a composite average for the quarters indicated are:

Quarter                    High                     Low

1994:
Third Quarter               $2.25                 $.63
Fourth Quarter                .75                  .50

1995:
First Quarter               $ .75                $ .56
Second Quarter                .69                  .38
Third Quarter                 .50                  .31
Fourth Quarter                .75                  .41

1996:
First Quarter               $ .69                $ .50
Second Quarter                .75                  .56
Third Quarter                 .69                  .44
Fourth Quarter                .56                  .31

1997:
First Quarter               $1.00                $ .44
Second Quarter                .88                  .50
Third Quarter                 .81                  .44


On September 26, 1997, the last reported sale price of the warrants on the NYSE was $.81 per warrant.

                                 USE OF PROCEEDS

         Unless otherwise described in the Prospectus Supplement which accompanies this Prospectus, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the acquisition, development, rehabilitation and operation of apartment communities as suitable opportunities arise, the improvement of certain Properties in the Company's portfolio and the repayment of certain then-outstanding secured or unsecured indebtedness.

                 DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY

         The authorized capital stock of the Company consists of 140,000,000 shares of Common Stock and 60,000,000 shares of Preferred Stock.

Common Stock

         Subject to such preferential rights as may be granted by the Board of Directors in connection with the future issuance of Preferred Stock, holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared in respect of the Common Stock by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock. Holders of Common Stock have no subscription, conversion or redemption rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon; certain matters, however, require a Supermajority vote. See Charter and By-Law Provisions - Voting Requirements below. The outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

         General. The Board of Directors is empowered by the Company's Restated Certificate of Incorporation to designate and issue from time to time one or more classes or series of Preferred Stock without shareholder approval. The Board of Directors may fix the relative rights, limitations, preferences and privileges of each class or series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders in any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock.

         Series A Preferred Stock. The Company has designated and issued 2,737,000 shares of Series 1997-A Convertible Preferred Stock (the "Series A Preferred") pursuant to the authority granted by the Restated Certificate of Incorporation. As of the date hereof, 2,337,000 of such shares of Series A Preferred are owned by Westbrook Berkshire Holdings, L.L.C., an affiliate of Westbrook Real Estate Fund II, L.P., and the balance is owned by six clients of Morgan Stanley Asset Management, Inc. The outstanding shares of Series A Preferred are fully paid and nonassessable.


         Holders of shares of Series A Preferred are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, preferential cumulative quarterly cash dividends equal to the greater of (i) 2.25% of $25.00 per share (the price per share paid upon issuance of the Series A Preferred) (such $25.00, the "Stated Value") and (ii) the dollar amount of the dividend paid per share of Common Stock multiplied by the number of shares of Common Stock into which each share of Series A Preferred is then entitled to be converted. Such dividends accrue whether or not the Company has earnings or surplus and are payable before any dividends or distributions are paid on, or the Company makes any redemptions or purchases of, shares of Common Stock.

         Holders of Shares of Series A Preferred are entitled to vote, together with the holders of Common Stock as one class, on all matters on which the holders of Common Stock are entitled to vote. Each share of Series A Preferred is entitled to the number of votes as equal the number of shares of Common Stock into which a share of Series A Preferred is then entitled to be converted. The affirmative vote of a majority of the Series A Preferred is required to (i) issue additional shares of Series A Preferred or increase the number of authorized shares of Series A Preferred, (ii) authorize any reclassification of the Series A Preferred, (iii) require the exchange of Series A Preferred, (iv) amend, alter or repeal any provisions of the By-Laws of the Company in a manner that would adversely affect the holders of Series A Preferred or (v) amend, alter or repeal any provisions of the Restated Certificate of Incorporation of the Company, the terms of the Series A Preferred or any other pertinent organizational document in a manner that would adversely affect the rights and preferences of the Series A Preferred.


         In addition, for so long as there is outstanding at least 793,730 shares of Series A Preferred, the affirmative vote of a majority of the Series A Preferred is required for the following actions: (i) the transfer by the Company of the ownership of any interest in the General Partner of the Operating Partnership, the transfer by the General Partner to a third party of the right to exercise all or a portion of its rights as the

General Partner of the Operating Partnership or the transfer by the Company in a single transaction or series of transactions of assets owned directly or indirectly by the Company having a value in excess of 10% of the fully-diluted market capitalization of the Company within any 90-day period or 20% of such market capitalization within any 360-day period, (ii) the Company's termination as a REIT, (iii) the alteration of the Company's business such that real estate assets owned directly or indirectly by the Company are, on a square foot basis, less than 90% invested in multifamily residential properties or (iv) the transfer, on or before September 19, 1998, of more than 30% of the Common Stock or Units held directly or indirectly by either Douglas Krupp or David Marshall.

         Holders of Series A Preferred are entitled to elect one Director to the Board of Directors of the Company. In addition, if four consecutive Series A Preferred quarterly dividends are in arrears, then the number of directors of the Company will be increased by the smallest number representing a majority of the number of Directors of the Company, and the holders of Series A Preferred will be entitled to elect such number of Directors.

         Upon (i) the transfer of substantially all the assets owned directly or indirectly by the Company, (ii) the merger or consolidation of the Company or the Operating Partnership with a third party (other than a merger of the Company and a wholly-owned subsidiary of the Company in which the fully-diluted market capitalization of the Company is unchanged), (iii) any recapitalization of the Company, the Operating Partnership and subsidiaries of the Company, considered as a whole, in a single transaction or series of transactions, aggregating 50% or more of the fully-diluted market capitalization of the Company or (iv) a "Change of Control" (as defined below), holders of Series A Preferred will be entitled to receive at their option either (i) out of the assets of the Company available for distribution to stockholders and before any payment to holders of Common Stock, an amount per share equal to 115% of the sum of the Stated Value and all accrued and unpaid dividends or (ii) Common Stock on conversion of their Series A Preferred.

         A Change of Control will be deemed to have occurred if any of the following occur (or, in the case of any proposal, if any of the following could occur as a result thereof): (i) the Company takes or fails to take any action such that it ceases to be required to file reports under Section 13 of the Exchange Act or any successor to that Section; (ii) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either
(A) 20% or more of the outstanding shares of Common Stock, or (B) 20% (by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of the Board; (iii) the Board determines to recommend, or fails to determine to recommend, the acceptance of any proposal set forth in a tender offer statement or proxy statement filed by any person with the Commission which indicates the intention on the part of that person to acquire, or acceptance of which would otherwise have the effect of that person acquiring, either (A) 20% or more of the outstanding shares of the Common Stock, or (B) 20% (by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of the Board; (iv) other than as a result of the death or disability of one or more of the directors within a three-month period, and other than by reason of the holders of Series A Preferred exercising their rights to elect directors in the event of a failure to pay dividends, a majority of the members of the Board for any period of three consecutive months are not persons who (A) had been directors of the Company for at least the preceding 24 consecutive months or (B) when they initially were elected to the Board, (x) were nominated (if they were elected by the shareholders) or elected (if they were elected by the directors) with the affirmative concurrence of 66-2/3% of the directors who were Continuing Directors at the time of the nomination or election by the Board and (y) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than the Board or an agreement intended to avoid or settle such a proxy solicitation (the directors described in clauses (A) and (B) of this subsection (iv) being "Continuing Directors"); (v) the Company or a subsidiary of the Company ceases to be the sole General Partner of the Operating Partnership or grants or sells to any person, or consents to any amendment to the Partnership Agreement of the Operating Partnership, or the organizational documents of the other subsidiaries, which has the effect of transferring, the power to control or direct the actions of the Operating Partnership or such other subsidiaries as if such person (A) is a general partner of the Operating

Partnership or (B) is a limited partner of the Operating Partnership with consent or approval rights greater than the consent or approval rights held by the limited partners of the Operating Partnership on the date hereof; or (vi) the Operating Partnership is a party to any entity conversion or any merger or consolidation in which the Operating Partnership is not surviving entity in such merger or consolidation or in which the effect is of the nature set forth in the next preceding clause (v).

         Upon liquidation, dissolution or winding-up of the Company, holders of Series A Preferred will be entitled to receive at their option either (i) out of the assets of the Company available for distribution to shareholders and before any payment to holders of Common Stock, an amount per share equal to 115% of the sum of the Stated Value and all accrued and unpaid dividends if such event occurs before September 25, 2002, 110% of such sum if such event occurs on or after September 25, 2002 but before September 25, 2003, 105% of such sum if such event occurs on or after September 25, 2003 but before September 25, 2004 and 100% of such sum if such event occurs on or after September 25, 2004 or (ii) Common Stock on conversion of their Series A Preferred. Notwithstanding the foregoing, if such event occurs as a result of the adoption and implementation of a plan of liquidation pursuant to rights granted to shareholders in the Company's Restated Certificate of Incorporation (see Termination below), then holders of Series A Preferred who voted in favor of the adoption of such plan will be entitled to receive at their option either (i) an amount per share equal to the 100% of the sum of the Stated Value and all accrued and unpaid dividends or (ii) Common Stock on conversion of their Series A Preferred.

         Each share of Series A Preferred is convertible at the option of the holder beginning September 19, 1998 into 2.0619 shares of Common Stock, based on a conversion price of $12.125 per share of Common Stock. The conversion price is subject to adjustment in certain events. Further, the conversion price in effect from time to time will be reduced to 50% of such price in the event of the Company's failure to comply with certain of the terms of the Series A Preferred. After September 25, 2002, the Company has the right to convert at any time and from time to time not less than 500,000 shares of Series A Preferred on not less than 90 nor more than 120 days' notice into a number of shares of Common Stock equal to the product of (i) the number of shares of Series A Preferred to be converted and (ii) the sum of the Stated Value and all accrued and unpaid dividends divided by the conversion price then in effect. Such mandatory conversion is permitted only if the Common Stock has traded above the conversion price for 20 of the 30 consecutive trading days immediately prior to both the notice date and the mandatory conversion date, including the date immediately prior to both the notice date and the mandatory conversion date. Notwithstanding the Company's mandatory conversion right, each holder of Series A Preferred will have the right upon receipt of a mandatory conversion notice to require the Company to redeem any or all of such holder's shares of Series A Preferred at a redemption price per share equal to 110% of the sum of the Stated Value and all accrued and unpaid dividends. The Company in turn may elect to deliver to each holder of Series A Preferred who has elected such cash payment option such number of shares of Common Stock as equals the quotient of (i) the product of 104%, the redemption price and the number of shares of Series A Preferred noticed for redemption and (ii) the current market price of the Company's Common Stock.

         In the event of the Company's termination as a REIT, each holder of Series A Preferred will have the right to require the Company to redeem any or all of such holder's shares of Series A Preferred at a redemption price per share equal to 115% of the sum of the Stated Value and all accrued and unpaid dividends.

         The terms of the Series A Preferred provide that it will rank prior to any other series of Preferred Stock, prior to Common Stock and prior to any other class or series of capital stock of the Company with respect to the payment of dividends, the right to redemption and the distribution preference in the event of a change in ownership or the liquidation, dissolution or winding-up of the Company. Except as otherwise agreed to in the Stock Purchase Agreement among the Company, Westbrook Real Estate Fund II, L.P. and Westbrook Berkshire Holdings, L.L.C., pursuant to which the shares of Series A Preferred were issued and sold, holders of Series A Preferred have no preemptive rights.

         The applicable Prospectus Supplement will describe each of the following terms that may be applicable in respect of any Preferred Stock offered and issued pursuant to this Prospectus: (1) the specific designation, number of shares, seniority and purchase price; (2) any liquidation preference per share;
(3) any maturity date; (4) any mandatory or optional redemption or repayment dates and terms or sinking fund provisions; (5) any dividend rate or rates and the dates on which any dividends will be payable (or the method by which such rates or dates will be determined); (6) any voting rights; (7) any rights to convert the Preferred Stock into other securities or rights, including a description of the securities or rights into which such Preferred Stock is convertible (which may include other Preferred Stock) and the terms and conditions upon which such conversions will be effected including, without limitation, conversion rates or formulas, conversion periods and other related provisions; (8) the place or places where dividends and other payments with respect to the Preferred Stock will be payable; (9) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions imposed for the purpose of maintaining the Company's qualification as a REIT. Upon issuance and delivery against payment therefor, the Preferred Stock will be fully paid and nonassessable.

Warrants

         Three million warrants were admitted to trading on the NYSE on September 7, 1994. Upon exercise, each warrant entitles the holder to the right to acquire one share of Common Stock. The warrants are exercisable until September 8, 1998. The exercise price was $10.75 until September 7, 1995, and $11.79 thereafter. As of September 26, 1997, 2,661 shares of Common Stock had been issued upon exercise of warrants, and 2,997,339 warrants remained outstanding.

Charter and By-Law Provisions

         Shareholders' rights and related matters are governed by the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation (the "Certificate") and its By-Laws (the "By-Laws") (the Certificate and the By-Laws, collectively, the "Organizational Documents"). Certain provisions of the Organizational Documents, which are summarized below, may make it more difficult to change the composition of the Board of Directors and may discourage or make more difficult any attempt by a person or group to obtain control of the Company.

         Voting Requirements. Holders of shares of Common Stock and Series A Preferred (voting on an as converted basis with the holders of shares of Common Stock as though part of the same class), by a majority or Supermajority vote, may take certain actions, including approving amendments to the Company's Certificate. Any such change, if approved by the holders of the requisite number of shares, would be binding on all nonconsenting shareholders. Under the Organizational Documents, a Supermajority vote is required in order to amend those portions of the Organizational Documents which concern: (1) the definition of "Supermajority"; (2) the requirements for amending the Organizational Documents; (3) the requirements regarding Excess Share ownership (see Restrictions on the Ownership and Transfer of Excess Shares below); (4) the actions which require a Supermajority vote; (5) the requirements regarding Business Combinations (see Business Combinations below); (6) the staggering of the terms of the Directors; (7) the limitation of the liability of Directors; and (8) the perpetual life of the Company. A Supermajority vote is defined to mean the vote or consent of shareholders owning at least 66-2/3% of the outstanding shares of capital stock entitled at the time to vote on the election of any Directors, In addition, holders of shares of Series A Preferred have the special voting rights described above under Preferred Stock - Series A Preferred Stock. Shareholders may not take action by written consent without a meeting.

         Special Meetings. Special meetings may be called, to address specific Company matters, by the Chairman of the Board, the President of the Company or a majority of the Directors or independent Directors. Holders of shares of Common Stock may not call a special meeting.

         Staggered Board of Directors. The Certificate classifies the Directors, concerning the term of their respective directorships, into three classes, one of which is elected annually.

         Advance Notice of Shareholder Proposals and Nominations of Directors. The By-Laws of the Company provide that no matter proposed by a shareholder will be considered at any annual meeting of special meeting or shareholders unless notice of such matter is provided to the Company not less than 50 days, nor more than 150 days, before the scheduled meeting. If, however, less than 70 days' notice of the scheduled meeting is given, the Company must receive notice of shareholder proposals by the close of business on the fifteenth day following the day such notice was mailed. Furthermore, subject to the special rights of holders of Series A Preferred with respect to the election of Directors, shareholders are not permitted to nominate individuals to serve as Directors unless notice of such nomination is given to the Company not less than 60 days, nor more than 150 days, before an annual meeting. If, however, on the day notice is given to shareholders of such annual meeting less than 70 days remain until such meeting, the Company must receive notice of a shareholder nomination within 10 days of such day.

         The provisions for a classified Board, together with related provisions designed to strengthen the position of the Board by (i) providing for limitations on the removal of Directors and the filling of vacancies on the Board, (ii) requiring that shareholder action be taken only at an annual meeting or a special meeting and limiting the ability of shareholders to call special meetings, (iii) prescribing procedures for the advance notice of shareholder proposals and nominations of Directors by the shareholders and (iv) requiring a Supermajority vote to effect changes in certain provisions, have the overall effect of making it more difficult to acquire and exercise control of the Company and to remove incumbent officers and Directors, providing such officers and Directors with enhanced ability to retain their positions. Such provisions may also limit shareholder participation in certain types of transactions that might be proposed whether or not such transactions were favored by a majority of shareholders.

Business Combinations

         The Organizational Documents affirmatively adopt Section 203 of the Delaware General Corporation Law, which prohibits Interested Shareholders from engaging in a Business Combination with the Company. Accordingly, the Organizational Documents provide that the Company shall not engage in any Business Combination with any Interested Shareholder for a period of three years following the time that such shareholder became an Interested Shareholder, unless: (a) prior to such time, the Board approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; or (b) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting shares of the Company then outstanding, excluding shares held by Directors who are also officers of the Company and employees' stock plans in which employees do not have the right to determine confidentially whether shares held by the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to such time, the Business Combination is approved by the Board and authorized by a Supermajority of vote, excluding the shares owned by the Interested Shareholder. The term "Business Combination" is defined to include, among other things, a merger or consolidation of the Company with, or caused by, an Interested Shareholder and other specified transactions which would have the effect of the Interested Shareholder gaining control of the Company. An "Interested Shareholder" includes, among others, any person owning 15% or more of the outstanding voting shares of the Company; provided, however that the term "Interested Shareholder" does not include any person whose ownership of shares in excess of 15% is the result of action taken solely by the Company. In that event, such person would be considered an Interested Shareholder if he thereafter acquired additional voting shares of the Company, except as a result of further Company action not caused by such Interested Shareholder.

         The provisions of the Organizational Documents concerning Business Combinations cannot be changed except by amendment of the Organizational Documents by a Supermajority vote.

         Pursuant to the Delaware General Corporation Law, the Company cannot merge with or sell all or substantially all of the assets of the Company, except pursuant to a resolution approved by the affirmative vote of a majority of the outstanding shares entitled to vote on the resolution. In addition, the Partnership Agreement requires that any merger or sale of all or substantially all of the assets of or dissolution of the Operating Partnership be approved by the affirmative vote of a majority of the outstanding Units.

Shareholder Rights Plan

         It is possible that the Board will adopt a Shareholder Rights Plan (a plan intended to force the initiator of a hostile takeover to negotiate by granting the shareholders rights to buy shares at a bargain price). Such a Plan
(i) may have the effect of discouraging changes of control of the Company, and
(ii) may limit the opportunity of a shareholder to receive a premium for his or her shares in the event an investor is making purchases to assemble a block of shares.

Restrictions on the Ownership and Transfer of Excess Shares

         For the Company to qualify as a REIT under the Code not more than 50% of its outstanding shares may be owned by five or fewer individuals during the last half of the year, and the shares of Common Stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Furthermore, the Company cannot own, directly or by attribution, 10% or more of any tenant of a Property or a Property securing a mortgage loan investment from which the Company is entitled to receive an additional equity return. The Organizational Documents (1) provide that if any person or group of affiliated persons directly or indirectly acquires ownership, in the aggregate, of more than 9.8% of the then outstanding shares of capital stock ("Excess Shares"), such Excess Shares shall be deprived of voting rights, shall not be included in any quorum count and any dividends and distributions on such shares shall be paid into an escrow account payable to the holder of the Excess Shares at the time they cease to be Excess Shares, and
(2) empower the Board (i) to refuse to permit any transfer of shares of capital stock which, in its sole discretion, would jeopardize the status of the Company as a REIT and (ii) to repurchase any Excess Shares to maintain or bring the ownership of shares into conformity with such 9.8% limit. The 9.8% limit on ownership of shares of Common Stock encompasses shares held directly or indirectly as a result of options, warrants or other convertible securities.

         The Company may require each proposed transferee of shares of capital stock to deliver a statement or affidavit setting forth the number of shares, if any, already owned, directly, indirectly or by attribution by such transferee and may refuse to permit any transfer of shares which would cause an accumulation of shares that would jeopardize the status of the Company as a REIT. A shareholder who knowingly holds Excess Shares is required to indemnify the Company for any losses the Company may suffer as a result of such holdings.

         Excess Shares shall be deemed to be offered for sale to the Company or its designees. The purchase price will be the average closing sales price as reported by the NYSE during the 30-day period ending on the business day prior to the purchase date. The Organizational Documents further provide that the purchase price may be paid in the form of a promissory note of the Company. However, if the person from whom the Excess Shares were purchased sells a like number of his or her remaining shares within 30 days of the purchase date, then the Company shall rescind the purchase of the Excess Shares unless counsel to the Company is of the opinion that such rescission would jeopardize the Company's tax status as a REIT. In that event, in lieu of rescission, the Company shall make immediate payment for the shares.

         Such provisions do not apply to the acquisition of shares by an underwriter in a public offering by the Company or to any transaction involving the issuance of shares by the Company when its qualification as a REIT would not be jeopardized. Such provisions did not apply to the issuance and sale of the Series A Preferred.

         The provisions of the Organizational Documents concerning Excess Shares cannot be changed except by amendment of the Organizational Documents by a Supermajority vote.

Termination

         The Company may be dissolved at any time by Supermajority vote and, otherwise, pursuant to the procedure set forth in the Delaware General Corporation Law. In 1991 when it commenced operations as a REIT, the Company granted the shareholders the right to vote on its continued existence after a period of approximately six and one-half years of operations. Therefore, the Certificate requires the Company's Board of Directors to prepare and submit to the shareholders on or before December 31, 1998 a proposal to liquidate the Company's assets and distribute the net proceeds of such liquidation. The liquidation proposal will become effective only if approved by shareholders holding a majority of voting shares then outstanding.

Limitation of Directors' Liability

         The Company's Certificate provides for indemnification of its officers and Directors to the fullest extent permitted by Sections 145 and 102(b)(7) of the Delaware General Corporation Law and relieves the Directors of certain monetary liabilities to the Company and its shareholders. In general, Delaware law permits the Company to indemnify its officers and Directors so long as they act in good faith and in a manner reasonably believed by them to be in, or not opposed to, the best interests of the Company. Subject to the provisions of Sections 145 and 102(b)(7) of the Delaware General Corporation Law, the Company intends to indemnify its officers and Directors against losses, liabilities and expenses (including attorneys' fees) incurred by them that are related to their being officers or Directors of the Company.

Other Matters

         The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company.


                        FEDERAL INCOME TAX CONSIDERATIONS


General

         The following summary of material federal income tax considerations that may be relevant to a holder of Common Stock is based on current law, and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

         The statements and opinions in this discussion are based on current provisions of the Code, existing, temporary and currently proposed Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service ("IRS") and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.

         EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

         General. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1991. The Company believes that it has been organized and operated in a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or will continue to operate in a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon the Company's ability to meet, on a continuing basis, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company will so qualify for any particular year. See - Failure to Qualify.

         In the opinion of Peabody & Brown, counsel to the Company ("Counsel"), commencing with its taxable year ended December 31, 1991, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and the proposed method of operation of the Company and the Operating Partnership will enable the Company to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that Counsel's opinion is based on various assumptions and is conditioned upon certain representations made by the Company, the Operating Partnership and the Operating Subsidiaries as to factual matters. In addition, Counsel's opinion is based upon factual representations of the Company concerning its business and properties, and the business and properties of the Operating Partnership and the Operating Subsidiaries. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS and no assurance can be given that the IRS will not challenge the status of the Company as a REIT. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See - Failure to Qualify.

         The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

         If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on net income that it distributes currently to its stockholders. This treatment substantially eliminates the "double taxation" (taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income or excise tax as follows: (i) the Company will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains; (ii) under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any; (iii) if the Company has (1) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income; (iv) if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than dispositions of foreclosure property, and, as a result of the Taxpayer Relief Act of 1997, enacted August 5, 1997 (the "Taxpayer Relief Act"), effective for the Company's taxable year ending December 31, 1998, dispositions of property that occur due to involuntary conversion) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax; (v) if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability; (vi) if the Company should fail to distribute with respect to each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; (vii) if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company (or the Company first qualified as a REIT), then the excess of (1) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (2) the REIT's adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate (pursuant to Treasury Regulations issued by the IRS which have not yet been promulgated).

         Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable Common Stock, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) that has the calendar year as its taxable year; (vi) the beneficial ownership of which is held by 100 or more persons; (vii) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (viii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (v), inclusive, must be met during the entire taxable year and that condition (vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (vi) and
(vii), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT. The Company believes that it currently satisfies conditions (vi) and (vii). In addition, the Company's Organizational Documents include restrictions regarding the transfer of the Company's Common Stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (vi) and (vii) above. See DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY Restrictions on the Ownership and Transfer of Excess Shares. In addition, the Company intends to continue to comply with the Treasury Regulations requiring it to ascertain the actual ownership of its shares. The Taxpayer Relief Act eliminates the rule that a failure to comply with these Regulations will result in a loss of REIT status. Instead, a failure to comply with these regulations will result in a fine. This provision will be effective for the Company's taxable year ending December 31, 1998.

         The Company has several "qualified REIT subsidiaries." A corporation that is a "qualified REIT subsidiary" is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and items of the REIT. In applying the requirements described herein, any "qualified REIT subsidiary" of the Company will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as assets, liabilities and items of the Company. Any "qualified REIT subsidiary" of the Company is therefore not be subject to federal corporate income taxation, although it may be subject to state or local taxation.

         In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership is treated as a partnership for federal income tax purposes. See Other Tax Considerations - Effect of Tax Status of the Operating Partnership on REIT Qualification.

         Income Tests. In order to qualify as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year. The Taxpayer Relief Act repeals the 30% gross income test for taxable years beginning after its enactment. Thus, the 30% gross income test will no longer apply after the Company's taxable year ending December 31, 1997.

         Rents received by a REIT will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct orindirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, in order for rents received with respect to a property to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to tenants, except through an "independent contractor" who is adequately compensated and from whom the Company derives no income. The "independent contractor" requirement, however, does not apply to the extent the services provided by the REIT are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." The Taxpayer Relief Act provides a de minimis rule for non-customary services which is effective for taxable years beginning after August 5, 1997. If the value of the non-customary service income with respect to a property (valued at no less than 150% of the Company's direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will quality as "rents from real property." This provision will be effective for the Company's taxable year ending December 31, 1998.

         The Company does not anticipate charging rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts of sales consistent with the rule described above). The Company does not anticipate receiving more than a de minimis amount of rents from any Related Party Tenants. The Company does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

         The Company provides certain services with respect to the Properties through the Operating Partnership, which is not an "independent contractor." However, the Company believes that all of such services are considered "usually or customarily rendered" in connection with the rental of space for occupancy only, so that the provision of such services do not jeopardize the qualification of rent from the Properties as "rents from real property." In the case of any services that are not "usual and customary" under the foregoing rules, the Company intends to employ "independent contractors" to provide such services.

         If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet any such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return and any incorrect information on the schedule was not due to fraud with the intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed on certain excess net income.

         Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company has an interest and (ii) stock or debt instruments purchased with the proceeds of a stock offering on long-term (at least five years) debt offering of the Company and held for not more than one year following the receipt by the Company of such proceeds), cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and
(iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership or shares of a "qualified REIT subsidiary" or another REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership or securities of a "qualified REIT subsidiary" or another REIT).

         After initially meeting the assets tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and plans to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

         Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (A) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income (including, as a result of the Taxpayer Relief Act of 1997, inter alia cancellation of indebtedness and original issue discount income). Such distributions must be paid during the taxable year to which they relate (or during the following taxable year, if declared before the Company timely files its tax return for the preceding year and paid on or before the first regular dividend payment after such declaration). To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular corporate capital gains rates and ordinary income tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income of such year, (ii) 95% of its REIT capital gain income for such year and
(iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed. In addition, if the Company disposes of any asset subject to the Built-In Gain Rule during its Recognition Period, the Company will be required to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition.

         The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other noncash charges in the computing of REIT taxable income. Moreover, the Partnership Agreement of the Operating Partnership authorizes the General Partner to take such steps as may be necessary to cause the Operating Partnership to make distributions to its partners of amounts sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at REIT taxable income of the Company, or due to an excess of nondeductible expenses such as principal amortization or capital expenditures over noncash deductions such as depreciation. In the event that such circumstances do occur, then in order to meet the 95% distribution requirement, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

         Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for year by paying "deficiency dividends" to stockholders in a later year that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

         Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and special relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify as a REIT will not be deductible, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations in the Code, corporate distributees may be eligible for the "dividends received deduction." Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Taxation of Stockholders

         Taxation of Taxable Domestic Stockholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The Taxpayer Relief Act provides that, beginning with the Company's taxable year ending December 31, 1998, if the Company elects to retain and pay income tax on any net long-term capital gain, domestic stockholders of the Company would include in their income as long-term capital gain their proportionate share of such net long-term capital gain. A domestic stockholder would also receive a refundable tax credit for such stockholder's proportionate share of the tax paid by the Company on such retained capital gains and an increase in its basis in the stock of the Company in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by the Company. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a stockholder's Common Stock, they will be included in income as capital gain, assuming the Common Stock is a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

         In general, a domestic stockholder will realize capital gain or loss on the disposition of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the stockholder's adjusted basis of such Common Stock. For dispositions after July 28, 1997, the Taxpayer Relief Act provides that such gain or loss will generally constitute either short-term, mid-term, or long-term capital gain or loss depending on the length of time the stockholder has held such shares. Under the Taxpayer Relief Act, an individual, trust or estate that holds shares of Common Stock for more than 18 months will generally be subject to a maximum tax of 20% on gains from the sale or disposition of such shares. See Recent Legislation below. Loss upon a sale or exchange of Common Stock by a stockholder who has held such Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

         Backup Withholding. The Company will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholdings rules. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. The United States Treasury has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

         In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders which fail to certify their non foreign status to the Company. See - Taxation of Foreign Stockholders.

         Taxation of Tax-Exempt Stockholders. The IRS has ruled that amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, the dividend income from the Common Stock will not be UBTI to a tax-exempt stockholder, provided that the tax-exempt stockholder has not held its shares of Common Stock as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business. Similarly, income from the sale of Common Stock will not constitute UBTI unless such tax-exempt stockholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

         Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as UBTI as to any trust which is described in Section 401(a) of the Code and is tax-exempt under Section 501(a) of the Code (a "qualified trust") and which holds more than 10% (by value) of the interests in the REIT. A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the application of a "look-through" exception to the "not closely held" requirement applicable to qualified trusts, and (ii) either (A) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (B) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as if the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A de minimis exception applies where this percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of Common Stock contained in the Charter, the Company does not expect to be classified as a "pension held REIT."

         Taxation of Foreign Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporation, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws with regard to an investment in shares, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

         In general, Non-U.S. Stockholders will be subject to regular United States federal income taxation with respect to their investment in shares of Common Stock in the same manner as a U.S. Stockholder (i.e., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Stockholder of a trade or business in the United States. A Non-U.S. Stockholder that is a corporation and that receives income with respect to its investment in shares of Common Stock that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States may also be subject to the 30% branch profits tax imposed under Section

884 of the Code, which is payable in addition to the regular United States corporate income tax. The following discussion addresses only the federal income taxation of Non-U.S. Stockholders whose investment in shares of Common Stock is not "effectively connected" with the conduct of a trade or business in the United States. Prospective investors whose investment in shares of Common Stock may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

         Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the availability of a reduced tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Distributions made by the Company in excess of its current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted basis of the Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below.

         As a result of a legislative change made by the Small Business Job Protection Act of 1996, effective for distributions made after August 20, 1996, the Company is required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

         For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with the conduct of a United States trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard as to whether such distributions are designated by the Company as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. The Company is required by Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Stockholder that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

         Gain recognized by the Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its stock was held directly or indirectly by foreign persons. The Company believes that it will be a domestically controlled REIT and therefore, that the sale of its shares will not be subject to taxation under FIRPTA. However, because the Common Stock will be publicly traded, no assurance can be given that the Company will continue to so qualify.

Notwithstanding the foregoing, gain from the sale or exchange of shares of Company stock not otherwise subject to FIRPTA generally will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

         If the Company does not qualify as or ceases to be a "domestically-controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of Common Stock would be subject to U.S. taxation under FIRPTA will depend on whether the shares are "regularly traded" (as defined in applicable Treasury Regulations) on an established securities market (such as the NYSE on which the Common Stock is traded) and on the size of the selling Non-U.S. Stockholder's interest in the Company. If the gain on the sale of shares were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a domestic stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the shares would be required to withhold and remit to the IRS 10% of the purchase price.


Other Tax Considerations

         Effect of Tax Status of the Operating Partnership on REIT Qualification. The Company believes that the Operating Partnership is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the Operating Partnership is treated as an association taxable as a corporation, the Company would cease to qualify as a REIT. Furthermore, in such a situation, the Operating Partnership would be subject to corporate income taxes and the Company would not be able to deduct its share of any losses generated by the Operating Partnership in computing its taxable income.

         Tax Allocations with Respect to the Properties. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties). When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction with respect to contributed Property to be made in a manner consistent with the special rules in Section 704(c) of the Code, and the regulations thereunder, which tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of
Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause the Company to be allocated lower amounts of depreciation and other deductions for tax purposes or increased gain on a sale or disposition of a Property by the Company than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of acquisition. The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased its interests in the Properties at their agreed value.

         State and Local Taxes. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in the Common Stock of the Company.

         In particular, the State of Texas imposes a franchise tax upon corporations and limited liability companies that do business in Texas, including REITs that are organized as corporations. The Texas franchise tax imposed on a corporation doing business in Texas is generally equal to the greater of (i) .25% of "taxable capital" (generally, financial accounting net worth with certain adjustments) apportioned to Texas; or (ii) 4.5% of "taxable earned surplus" (generally, federal taxable income with certain adjustments) apportioned to Texas. A corporation's taxable capital and taxable earned surplus are apportioned to Texas based upon a fraction, the numerator of which is the corporation's gross receipts from business transacted in Texas and the denominator of which is the corporation's gross receipts from all sources. The office of the Texas State Comptroller of Public Accounts (the "Comptroller"), the agency that administers the Texas franchise tax, has issued a regulation providing that a corporation is not considered to be doing business in Texas for Texas franchise tax purposes merely because the corporation owns an interest as a limited partner in a limited partnership that does business in Texas. The same regulation provides, however, that a corporation is considered to be doing business in Texas if it owns an interest as a general partner in a partnership that does business in Texas. This regulation applies for purposes of the net taxable capital component of the Texas franchise tax. The Comptroller has not made a similar public determination with regard to the earned surplus component. The Comptroller has also expressed, although not in a formal regulation, that a corporation is not considered to be doing business in Texas for Texas franchise tax purposes merely because the corporation owns stock in another corporation that does business in Texas.

         The Company, organized as a Delaware corporation, is a limited partner in the Operating Partnership and is not otherwise doing business in Texas. Accordingly, the Company should not be subject to Texas franchise tax. However, the General Partner, organized as a corporation, is the general partner of a partnership doing business in Texas (i.e., the Operating Partnership) and has registered in the State of Texas as a foreign corporation qualified to transact business in Texas. Accordingly, the General Partner is subject to Texas franchise tax. The Operating Subsidiaries, to the extent those organizations are corporations deemed to be doing business in Texas, will be subject to the Texas franchise tax.

         There is no assurance that the Comptroller will not contend that the Company will be doing business in Texas for Texas franchise tax purposes. First, no assurance exists that the Comptroller will not revoke the pronouncements described above and contend that the activities of the Company constitute the doing of business in Texas. Second, as noted above, it is not clear whether the Comptroller considers these pronouncements equally applicable to the tax on net taxable earned surplus. Third, no assurance exists that the Comptroller will not contend that in light of the overall structure of the Company, the Operating Partnership, and the Operating Subsidiaries, the pronouncements are otherwise inapplicable. If any of the preceding were to occur, the Company may be subject to Texas franchise tax on income earned from its limited partnership interest in the Operating Partnership.

         The Operating Partnership itself will not be subject to the Texas franchise tax under the laws in existence at the time of this Prospectus. There is no assurance, however, that the Texas legislature will not expand the scope of the franchise tax to apply to limited partnerships such as the Operating Partnership.

Recent Legislation

         In addition to changes to the requirements for qualification and taxation as a REIT discussed above, the Taxpayer Relief Act also contains significant changes to the taxation of capital gains of individuals, trusts and estates. For gains realized after July 28, 1997, and subject to certain exceptions, the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than 18 months has been reduced to 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. The maximum rate for long-term capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property. Long term capital gain allocated to a stockholder by the Company will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by the Company. The maximum rate of capital gains tax for capital assets held for more than one year but not more than 18 months remains at 28%. The taxation of capital gains of corporations was not changed by the Taxpayer Relief Act.



                         DESCRIPTION OF DEBT SECURITIES

         Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

         The Debt Securities are to be issued under an Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and incorporated herein by reference, subject to such supplements and amendments as may be adopted from time to time (each an "Indenture" and collectively, the "Indentures"). The Indentures will be executed by the Company and one or more trustees (each a "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

General

         The Debt Securities will be direct and unsecured general obligations of the Company, unless otherwise provided in the Prospectus Supplement. As indicated in the applicable Prospectus Supplement, the Debt Securities may be either senior debt, senior to all future subordinated indebtedness of the Company and pari passu with other current and future unsecured, unsubordinated indebtedness of the Company, or, in the alternative, subordinated debt subordinate in right of payment to current and future senior debt and pari passu with other future subordinated indebtedness of the Company. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 3.1).

         The Indenture provides that there may be more than one Trustee hereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 6.9). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 6.10), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

         Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

         1. the title of such Debt Securities (including whether they are senior debt or subordinated debt and whether they are convertible);

         2. the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

         3. the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

         4. the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

         5. the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360 day year of twelve 30 day months;

         6. the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange, and notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

         7. the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

         8. the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

         9. the percentage of the principal at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into shares of Common Stock, Preferred Stock or Debt Securities of another series, or the method by which any such portion shall be determined;

         10. if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

         11. whether the amount of payments of principal of (and premium, if any) on interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

         12. any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

         13. whether such Debt Securities will be issued in certificated or book-entry form;

         14. whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

         15. the applicability, if any, of the defeasance and covenant defeasance provisions of Article 14 of the Indenture;

         16. the terms, if any, upon which Debt Securities may be convertible into Common Stock, Preferred Stock or Debt Securities of another series of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

         17. if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Stock, Preferred Stock or other capital stock of the Company into which such Debt Securities are convertible;

         18. whether and under what circumstances the Company will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

         19. the terms, if any, upon which such Debt Securities will be subordinate to other debt of the Company; and

         20. any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 3.1).


         The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special U.S. federal income tax accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

         The Indenture does not contain any other provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, restrictions on ownership and transfers of the Company's Common Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations, Interest, Registration and Transfer

         Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 3.2).

         Unless otherwise described in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register (Sections 3.5 and 3.7).

         Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

         Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series shall be surrendered for conversion (if applicable) or registration of transfer thereof at the corporate trust office of the Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 3.5). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 10.2).

         Neither the Company nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 3.5).

Merger, Consolidation or Sale

         The Company, without the consent of the Holders of any of the Debt Securities, may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either the Company shall be the continuing corporation or, the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which would become an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 8.1 and 8.3).

Certain Covenants

         Existence. Except as permitted under "Merger, Consolidation or Sale," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 10.6).

         Maintenance of Properties. The Company will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 10.7).

         Insurance. The Company will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility (Section 10.8).

         Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 10.9).

         Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file such documents if the Company were so subject (Section 10.10). The Company will also in any event (x) within 15 days of each Required Filing Date file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Section; and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any Holder (Section 7.3).

         Additional Covenants. Any additional covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

Events of Default, Notice and Waiver

         The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity or in the deposit of any sinking fund payment when and as due by the terms of any Debt Security; (c) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (d) default in the payment of an aggregate principal amount not less than $10,000,000 of any evidence of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within a period of ten (10) days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or for substantially all of its properties; and (f) any other Event of Default provided with respect to a particular series of Debt Securities (Section 5.1).

         If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of the series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the Trustee, and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 5.2). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provisions contained in the Indenture that cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected thereby (Section 5.13).

         The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 6.2).

         The Indenture provides that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the outstanding Debt Securities of such series as well as an offer of reasonable indemnity (Section 5.7). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 5.8).

         Subject to the provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 6.3). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 5.12).

         Within 120 days after the close of each fiscal year, the Company must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 10.11).

Modification of the Indenture

         Modifications and amendments of the Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security;
(c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 9.2).

         The Holders of not less than a majority in principal amount of each series of Outstanding Debt Securities have the right to waive compliance by the Company with certain covenants in the Indenture (Section 10.13).

         Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interest of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provisions; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 9.1).

         The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to
Section 3.1 of the Indenture; and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or such other obligor shall be disregarded (Section 1.1).

         The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 15.1). A meeting may be called at any time by the Trustee and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 15.2). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 15.4).

         Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 15.4).

Discharge, Defeasance and Covenant Defeasance

         The Company may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 4.1).

         The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 14.4 of the Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("Defeasance") (Section 14.2) or (b) to be released from its obligations with respect to such Debt Securities under Section 10.4 to 10.10, inclusive, of the Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 3.1 of the Indenture, its obligations with respect to any other covenant, and any omissions to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("Covenant Defeasance") (Section 14.3), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Governmental Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

         Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Defeasance or Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance or Covenant Defeasance had not occurred, and such Opinion of Counsel, in the case of Defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 14.4).

         "Governmental Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities or such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by the bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 1.1).

         Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect Defeasance or Covenant Defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 14.5 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 14.5). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 1.1).

         In the event the Company effects Covenant Defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 10.4 to 10.10, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been Covenant Defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

         The applicable Prospectus Supplement may further describe the provisions, if any, permitting such Defeasance or Covenant Defeasance, including any modifications to the provision described above, with respect to the Debt Securities of or within a particular series.

Conversion Rights

         The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock, Preferred Stock or Debt Securities of another series will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock, Preferred Stock or Debt Securities of another series, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities. To protect the Company's status as a REIT, a Holder may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person would then be deemed to own, directly or indirectly, more than 9.8% of the Company's capital stock.

Global Securities

         The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer from and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. The laws of some jurisdictions require that certain purchasers of securities take physical delivery as such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

                       DESCRIPTION OF SECURITIES WARRANTS

         The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Warrant Agreement and the Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

         If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of the Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants; (ii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Debt Securities; (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately; (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities shall be purchasable; (vi) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vii) whether the Securities Warrants will be issued in registered or bearer form; (viii) all material U.S. federal income tax consequences; (ix) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercised; and (x) any other material terms of such Securities Warrants.

         In the case of Securities Warrants for the purchase of Preferred Stock or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants;
(iii) the designation and terms of any series of Preferred Stock with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Stock; (iv) the date, if any, on and after which such Securities Warrants and the related series of Preferred Stock or Common Stock will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (vi) any special U.S. federal income tax consequences; and (vii) any other material terms of such Securities Warrants.

         Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Securities Warrants will not have any of the rights of holders of the Preferred Stock or Common

Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on such Preferred Stock or Common Stock, or to exercise any applicable right to vote.

Exercise of Securities Warrants

         Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

         Securities Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

Amendments and Supplements to Warrant Agreement

         The Warrant Agreement(s) may be amended or supplemented without consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

Adjustments

         Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Stock payable in shares of Common Stock and stock splits, combinations or reclassifications of Common Stock; (ii) issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock at less than their current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Stock) or of subscription rights and warrants (excluding those referred to above).

         No adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be made for regular or quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will not be adjusted for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

         In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock); ((ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value or from par value to no par value), then any holder of a Common Stock Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Stock Warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Stock Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Stock Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Stock Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Stock.


                              PLAN OF DISTRIBUTION


         The Offered Securities may be sold (i) through agents, (ii) through underwriters, (iii) through dealers or (iv) directly to purchasers (through a specific bidding or auction process or otherwise). The distribution of Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

         Offers to purchase the Offered Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Offered Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold.

         If an underwriter or underwriters are utilized in the sale of Offered Securities, the Company will execute an underwriting agreement with such underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Offered Securities.

         If a dealer is utilized in the sale of the Offered Securities, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

         Offers to purchase the Offered Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the Prospectus Supplement relating thereto.

         Agents, underwriters and dealers may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates, may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

         If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Such Contracts will be subject to only those conditions set forth in the Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company.

                                     EXPERTS

         The Consolidated Financial Statements of Berkshire Realty Company, Inc. and its subsidiaries included in the Report on Form 10-K of the Company for the fiscal year ended December 31, 1996, referred to above have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated February 13, 1997 accompanying such financial statements, except for Note Q, for which the date is February 28, 1997, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in auditing and accounting.

         Any financial statements and schedules hereafter incorporated by reference in the Registration Statement of which this Prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.


                                 LEGAL MATTERS


         The validity of the issuance of the Offered Securities will be passed upon for the Company by Peabody & Brown, Boston, Massachusetts.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

           Registration fee to the SEC ....................  $121,212
           Printing expense................................     3,000
           Accounting fees and expenses....................    10,000
           Legal fees and expenses.........................    25,000
           Miscellaneous expenses..........................     3,000
           Total...........................................  $162,212

           All fees and expenses are estimates except for the registration fee to the SEC.

Item 15.  Indemnification of Directors and Officers.

          The Certificate of the Company provides for indemnification of the Company's officers and Directors to the fullest extent permitted by Sections 145 and 102(b)(7) of the Delaware General Corporation Law and relieves the Directors of certain monetary liabilities to the Company and its shareholders. In general, Delaware law permits the Company to indemnify its officers and Directors so long as they act in good faith and in a manner reasonably believed by them to be in, or not opposed to, the best interests of the Company. Subject to the provisions of Sections 145 and 102(b)(7) of the Delaware General Corporation Law, the Company intends to indemnify its officers and Directors against losses, liabilities and expenses (including attorneys' fees) incurred by them that are related to their being officers or Directors of the Company.

         The Company has purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.


Item 16.  Exhibits

   Exhibit Numbers                      Description
   ---------------                      -----------

         *1.1          Form of Underwriting Agreement (for Common Stock)

         *1.2          Form of Underwriting Agreement (for Preferred Stock)

         *1.3          Form of Underwriting Agreement (for Debt Securities)

        **4.1 Restated Certificate of Incorporation of the Company, as amended, incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4 and Exhibit 3.11 to Post-Effective Amendment No. 1 thereto (File No. 33-37592).

          4.2 Certificate of Designation, Preferences and Rights Designating 2,737,000 shares of Preferred Stock

        **4.3 By-Laws of the Company, as amended, incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and Exhibit 3.4 to the Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-10660).

          4.4 Amendments to the By-Laws of the Company adopted September 18, 1997

        **4.5 Form of Common Stock Certificate, incorporated by reference to Exhibit 4.5 to the Company's registration statement on Form S-4 (No. 33-37592), dated November 2, 1990, as amended

        **4.6          Form of Indenture governing Debt Securities

         *4.7          Form of Debt Security

         *4.8          Form of Securities Warrant Agreement

         *4.9 Form of Certificate of Designations with respect to Preferences, Conversion and Other Rights of Preferred Stock

        * 4.10         Form of Preferred Stock Certificate

        **5.1          Opinion Regarding Legality

        **12.1         Statements regarding computation of ratios

        **23.1         Consent of Coopers & Lybrand L.L.P.

        **23.2         Consent of Peabody & Brown (included in Exhibit 5.1)

        **24 Power of Attorney (included on the Signature Page to the initial filing of this Registration Statement)

         *26.1         Form T-1 Statement of Eligibility and Qualification


---------------------------
* To be filed by post-effective amendment or by a current report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.
**   Previously filed.

Item 17.  Undertakings.

          (a)   The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

          (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e)      The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on October 3, 1997.

                                 BERKSHIRE REALTY COMPANY, INC.


                                 By:       David F. Marshall
                                     -----------------------------------
                                    David F. Marshall President, Chief Executive
                                    Officer and Director of Berkshire Realty
                                    Company, Inc.






             SIGNATURE                                TITLE                                         DATE
             ---------                                -----                                         ----
        Douglas Krupp*                 Chairman of the Board and Director of Berkshire         October 3, 1997
--------------------------------       Realty Company, Inc.
Douglas Krupp


         David F. Marshall*            President, Chief Executive Officer and Director         October 3, 1997
--------------------------------       of Berkshire Realty Company, Inc.
David F. Marshall


          Marianne Pritchard*          Senior Vice President and Chief Financial               October 3, 1997
--------------------------------       Officer of Berkshire Realty Company, Inc.
Marianne Pritchard


        J. Paul Finnegan*              Director of Berkshire Realty Company, Inc.              October 3, 1997
--------------------------------
J. Paul Finnegan

        Laurence Gerber*               Director of Berkshire Realty Company, Inc.              October 3, 1997
--------------------------------
Laurence Gerber


        Charles N. Goldberg*           Director of Berkshire Realty Company, Inc.              October 3, 1997
--------------------------------
Charles N. Goldberg


         E. Robert Roskind*            Director of Berkshire Realty Company, Inc.              October 3, 1997
--------------------------------
E. Robert Roskind


        David M. deWilde*              Director of Berkshire Realty Company, Inc.              October 3, 1997
--------------------------------
David M. deWilde



                         *By:  David F. Marshall
                          -----------------------------------
                          David F. Marshall, Attorney-in-Fact

               Exhibit Index to Registration Statement on Form S-3


The following exhibits are filed as part of this Registration Statement on Form S-3.

  Exhibit Numbers                         Description
  ---------------                         -----------

        *1.1          Form of Underwriting Agreement (for Common Stock)

        *1.2          Form of Underwriting Agreement (for Preferred Stock)

        *1.3          Form of Underwriting Agreement (for Debt Securities)

       **4.1 Restated Certificate of Incorporation of the Company, as amended, incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4 and Exhibit
                      3.11 to Post-Effective Amendment No. 1 thereto (File No. 33-37592).

         4.2 Certificate of Designation, Preferences and Rights Designating 2,737,000 shares of Preferred Stock

       **4.3 By-Laws of the Company, as amended, incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and Exhibit
                      3.4 to the Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-10660).

         4.4          Amendments to the By-Laws of the Company adopted September
                      18, 1997

       **4.5 Form of Common Stock Certificate, incorporated by reference to Exhibit 4.5 to the Company's registration statement on Form S-4 (No. 33-37592), dated November 2, 1990, as amended

       **4.6          Form of Indenture governing Debt Securities

        *4.7          Form of Debt Security

        *4.8          Form of Securities Warrant Agreement

        *4.9 Form of Certificate of Designations with respect to Preferences, Conversion and Other Rights of Preferred Stock

       *4.10          Form of Preferred Stock Certificate

       **5.1          Opinion Regarding Legality

      **12.1          Statements regarding computation of ratios

      **23.1          Consent of Coopers & Lybrand L.L.P.

      **23.2          Consent of Peabody & Brown (included in Exhibit 5.1)

        **24 Power of Attorney (included on the Signature Page to the initial filing of this Registration Statement)

       *26.1          Form T-1 Statement of Eligibility and Qualification

---------------------------
* To be filed by post-effective amendment or by a current report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.
**   Previously filed.


                                      -45-